Exhibit 99.1

EPL Commences Private Offering of $450 Million Senior Unsecured Notes

New Orleans, Louisiana, April 5, 2007…Energy Partners, Ltd. (NYSE: EPL) ("EPL" or the "Company") today announced that it intends to commence a private offering of $450 million principal amount of senior unsecured notes. The Company expects that the senior unsecured notes will be comprised of six-year floating rate notes and seven-year fixed rate notes. The notes are expected to be eligible for resale under Rule 144A. The private offering, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933.

The Company intends to use the net proceeds from this offering, together with the proceeds from its new revolving credit facility, to fund its tender offers for up to 8,700,000 issued and outstanding common shares at $23 per share and the $150 million principal amount of 8 ¾% Senior Notes due 2010, to refinance its existing revolving credit facility and to pay related fees and expenses.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or country.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates;
•	oil and natural gas prices;
•	the impact of derivative positions;
•	production expense estimates;
•	cash flow estimates;

•	future financial performance;
•	planned capital expenditures;
•	EPL’s ability to close and secure funding for its equity self-tender and the refinancing of its revolving credit facility and senior notes, and
•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

Additional Information and Where to Find It. Investors may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission’s website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

CONTACT: Energy Partners, Ltd., New Orleans
Investors:
T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953
or
Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel or Jeremy Jacobs, 212-355-4449

SOURCE: Energy Partners, Ltd.